Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 033-64369 and 333-129023) and Form S-8 (No. 333-02007, 333-36610, and 333-174667) of Juniata Valley Financial Corp. of our reports dated April 2, 2019, relating to the consolidated financial statements and the effectiveness of Juniata Valley Financial Corp.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Juniata Valley Financial Corp.’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
April 2, 2019